UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2005

King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0—24425 (Commission File Number)	54-1684963 (IRS Employer Identification Number)

501 Fifth Street, Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)

Registrant’s telephone number, including area code: 423-989-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2005, King Pharmaceuticals, Inc. (the “Company”) entered into (i) a definitive settlement agreement with the United States of America, acting through the United States Department of Justice and the United States Attorney’s Office for the Eastern District of Pennsylvania and on behalf of the Offices of Inspectors General of the Department of Health and Human Services (HHS/OIG) and the Department of Veterans Affairs to resolve the previously-disclosed governmental investigations related to the Company’s underpayment of rebates owed to Medicaid and other governmental pricing programs during the period from 1994 to 2002 (the “Federal Settlement Agreement”), and (ii) similar settlement agreements with 48

States and the District of Columbia (collectively, the “State Settlement Agreements”). Some of the matters addressed by the settlement agreements were subject to a court seal, which was lifted on November 1, 2005.

Pursuant to the Federal Settlement Agreement, the Company will make a payment of approximately $124.1 million, plus interest accruing at the rate of 3.75% from July 1, 2005. This amount includes $62.1 million representing the entire amount of underpayments to Medicaid and other governmental pricing programs from 1994 to 2002 and an equal amount to cover interest, costs, and penalties. A total of approximately $50.6 million of the $124.1 million resolution amount has been earmarked for payment to 49 states and the District of Columbia. To date, the Company has received signed State Settlement Agreements from 48 states and the District of Columbia, which in the aggregate have been allocated $50.4 million of the resolution amount. As more fully described in Exhibit 10.2 hereto, the State Settlement Agreements are substantially identical to the Federal Settlement Agreement.

In addition, the Company has entered into a five-year corporate integrity agreement with HHS/OIG (the “Corporate Integrity Agreement”) pursuant to which the Company is required, among other things, to keep in place its current compliance program, to provide periodic reports to HHS/OIG and to submit to audits relating to its Medicaid rebate calculations.

As previously reported, the SEC has also been conducting an investigation relating to the Company’s underpayments to governmental programs, as well as into the Company’s previously disclosed errors relating to reserves for product returns. While the SEC’s investigation is continuing with respect to the product returns issue, the Staff of the SEC has advised the Company that it has determined not to recommend enforcement action against the Company with respect to the aforementioned governmental pricing matter. The Staff of the SEC notified the Company of this determination pursuant to the final paragraph of Securities Act Release 5310. Although the SEC could still consider charges against individuals in connection with the governmental pricing matter, the Company does not believe that any governmental unit with authority to assert criminal charges is considering any charges of that kind.

Consummation of the Federal Settlement Agreement and some State Settlement Agreements is subject to court approval. The federal action against the Company was filed under seal in the United States District Court for the Eastern District of Pennsylvania by an individual purportedly acting as a “relator” pursuant to the federal False Claims Act. The Company understands that the relator objects to the resolution provided in the Federal Settlement Agreement and that he may assert his right to a “fairness hearing”, which might not take place before mid-2006. The Company believes that the relator will not object to the amount of the settlement, but instead will argue that he should be awarded a larger share of the proceeds than the government believes is appropriate. The relator’s share, if any, would be paid solely by the government and would not affect the amount the Company is required to pay to resolve the matter.

The relator has also filed claims in the United States District Court for the Eastern District of Pennsylvania against the Company purportedly on behalf of 13 states pursuant to the laws of those states. The Company believes that the relator will also object to the Company’s settlement with those states, as well as to the proposed settlements with the other states, because of disagreements over the relator’s share of the states’ proceeds. Resolution of the relator’s claim for a share is not expected to increase the Company’s settlement cost, but could delay consummation of some or all State Settlement Agreements until a hearing can be held, which might not take place before mid-2006.

The Company understands that the relator has filed a motion for preliminary injunction in the United States Court for the Eastern District of Pennsylvania seeking to require that the Company’s payments under the settlement agreements be held in the registry of the court pending a determination of the relator’s share. The Company will vigorously oppose this motion. The Company expects that the federal government, and possibly some of the states, will also oppose the motion. The Company believes it is likely that the court will decide the relator’s motion before year-end. If the court were to grant the relator’s motion for preliminary injunction or uphold any fairness objections raised by the relator, the affected governmental parties would not be required to consummate their settlement agreements. In that event, the Company believes that it is likely that most or all of the parties would enter into new agreements with the Company on substantially the same financial terms as the existing agreements, but can provide no assurance that they would do so.

The relator has also filed a claim in the United Sates District Court for the Eastern District of Pennsylvania seeking damages from the Company because of allegations that the Company improperly retaliated against the relator. The Company denies the allegations and will vigorously contest this action. Resolution of this claim will not delay consummation of the settlements and is not expected to have a material adverse effect on the Company.

The Company accrued in prior years a total of $130.4 million in respect of its estimated underpayments to Medicaid and other governmental pricing programs and estimated settlement costs with all relevant governmental parties, which sum is classified as restricted cash and an accrued expense on the Company’s balance sheet. The Company believes that the existing accrual is sufficient to cover the full costs of all sums owed the federal and state governments, together with related obligations to reimburse the expenses of some of the parties.

The agreements described above will not resolve any of the previously disclosed civil suits that are pending against the Company and related individuals and entities.

The foregoing description of the Federal Settlement Agreement, the State Settlement Agreements and the Corporate Integrity Agreement is qualified in its entirety by the text of the Federal Settlements Agreements, the State Settlement Agreements, and the CIA, which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated herein by reference.

     Item 7.01 Regulation FD Disclosure.

On November 1, 2005, King Pharmaceuticals, Inc. issued a issued a press release, a copy of which is furnished as Exhibit 99.1, announcing the entering into the settlement agreements resolving the governmental pricing investigation.

In accordance with general instruction B.2 of Form 8-K, this information, including Exhibit 99.1, shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as we may specifically state in any such filing.

Exhibits:

Exhibit Number	Description of Exhibit
10.1	Settlement Agreement, dated as of October 31, 2005, among the United States of America acting through the entities named therein, King Pharmaceuticals, Inc. and Monarch Pharmaceuticals, Inc.
10.2
Settlement Agreement, dated as of October 31, 2005, among the state of Massachusetts, King Pharmaceuticals, Inc. and Monarch Pharmaceuticals, Inc. and general description of the other state settlement agreements

10.3	Corporate Integrity Agreement, dated as of October 31, 2005, between the Office of Inspector General of the

Department of Health and Human Services and King Pharmaceuticals, Inc.
99.1	Press Release of King Pharmaceuticals, Inc. dated November 1, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2005	KING PHARMACEUTICALS, INC.

	By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer